EXHIBIT 10.1

CONFIDENTIAL
Sent by e-mail

January 13, 2022

Daniel Camardo
c/o Athersys, Inc.
3201 Carnegie Avenue
Cleveland, Ohio 44115

Dear Dan,

Speaking on behalf of our team, we have enjoyed our recent interactions with you. We believe that you could bring substantial leadership and experience to Athersys, Inc. (the “Company”) and build on our established foundation to help successfully prepare and position our operations for the next stage of growth and development. As such, we are pleased to extend to you an offer to join the Company as Chief Executive Officer, with a start date of March 1, 2022 (or such later date as mutually agreed to by you and the Company). In this role, you will report to the Board of Directors of the Company (the “Board”).

In your capacity as Chief Executive Officer, your compensation will include:

•Base salary at the annual rate of $600,000, payable in monthly increments, with eligibility for annual merit increases at the discretion of the Board;
•A cash signing bonus equal to $250,000, payable within 30 days of your employment start date, but if you voluntarily terminate your employment with the Company within 12 months of your employment start date, you must repay the full amount of the signing bonus within 30 days of your voluntary termination. You further acknowledge and agree that the Company may deduct from any amounts due to you from the Company (including without limitation any salary, bonuses, severance or separation pay, and expense reimbursements) up to the full amount of the signing bonus owed to the Company, subject to applicable law. If such deduction does not fully satisfy the amount of reimbursement due, or if the Company elects not to take such deduction, you agree to repay the remaining unpaid balance to the Company within 30 days of your separation from employment with the Company. By signing and returning this offer letter, you agree to repayment of the signing bonus as provided for in this paragraph, and you further agree
Athersys, Inc. 3201 Carnegie Avenue, Cleveland, Ohio 44115-2634 Phone 216.431.9900 Fax 216.361.9495

EXHIBIT 10.1
to execute any documents that may be requested by the Company to memorialize any deductions that you have authorized herein;
•Participation in the annual cash incentive compensation program on terms substantially similar as those that apply to other executive officers of the Company, with a target opportunity of 60% of your actually earned base salary during the year (and no guaranteed minimum payment), subject to company performance as designed annually for such program by the Board or its Compensation Committee. Each annual cash incentive award will be subject to the specific approval of the Board or its Compensation Committee. Any annual cash incentive payment you earn for 2022 will be based on full-year performance (in other words, it will not be pro-rated simply because you were not employed by the Company as of January 1, 2022);
•A stock option award (the “Option Award”) to purchase 10,000,000 shares of Company common stock (the “Option Shares”), at a per share exercise price equal to the Grant Date closing price of a share of Company common stock, granted on (or as soon as practical after) your employment start date (the “Grant Date”). The Option Award is designed as an inducement material to your entry into employment with the Company, including for purposes of Nasdaq Listing Rule 5635(c)(4). Vesting of the Option Award shall generally occur as follows:
◦With respect to 4,000,000 of the Option Shares, vesting will generally occur after a one-year “cliff” for 1,000,000 of such Option Shares and the remainder of such shares vesting ratably in substantially equal installments over the subsequent 36 months;
◦With respect to 6,000,000 of the Option Shares, vesting will generally occur upon the achievement of certain milestones as provided on Appendix A;
◦Any unvested portion of the Option Award will accelerate and vest immediately upon a termination of your employment by the Company or its successor without “cause” following a change in control of the Company. The remaining terms of the Option Award will be based substantially on a form Company stock option agreement approved for the purposes of your Option Award. Notwithstanding the information described in the bullet points above, the Option Award will be subject to the specific approval of the Board or its Compensation Committee and the specific terms of the governing Company equity plan and award agreement (including key terms defined therein);
•Beginning in 2022, participation during your employment on terms substantially similar to those that apply to other executive officers of the Company in the annual stock-based award program. These awards will be determined annually at the discretion of the Board or its Compensation Committee and will be subject to the specific approval of the Board or its Compensation Committee and the terms of the governing equity plan;
•Certain severance benefits under the terms of an employment agreement to be entered into between you and the Company; and
•Participation in the Company’s employee benefits plans then in effect.

Athersys, Inc. 3201 Carnegie Avenue, Cleveland, Ohio 44115-2634 Phone 216.431.9900 Fax 216.361.9495

EXHIBIT 10.1
We reserve the right to change, alter or terminate any benefit plan or program in our sole discretion.

You are responsible for all federal, state, city or other taxes imposed on compensation and benefits provided pursuant to or otherwise related to your employment, and the Company is not obligated to guarantee any particular tax result for you with respect to any payment or benefit provided to you. The Company may withhold from any amounts payable to you under this letter or otherwise related to your employment all federal, state, city or other taxes as the Company or its affiliates is required to withhold pursuant to any applicable law, regulation or ruling.

This letter, including the at-will nature of the employment relationship between you and the Company, may be modified or terminated only in a writing signed by both you and an authorized representative of the Company.

Nothing in this letter prevents you from providing, without prior notice to the Company, information to governmental authorities regarding possible legal violations or otherwise testifying or participating in any investigation or proceeding by any governmental authorities regarding possible legal violations. Furthermore, no Company policy or individual agreement between the Company and you shall prevent you from providing information to government authorities regarding possible legal violations, participating in investigations, testifying in proceedings regarding the Company’s past or future conduct, engaging in any future activities protected under the whistleblower statutes administered by any government agency (e.g., EEOC, NLRB, SEC, etc.) or receiving a monetary award from a government-administered whistleblower award program for providing information directly to a government agency. The Company nonetheless asserts and does not waive attorney-client privilege over any information appropriately protected by privilege.

This offer of employment is valid through January 20, 2022, is contingent upon the Company’s receipt of your signed acceptance within that time and is revocable at any time at the discretion of the Company. This offer does not constitute a contract of employment, and your employment as Chief Executive Officer on these terms is subject to final Board approval and your entry into an Employment Agreement and other standard employment arrangements with the Company as may be appropriate, including those covering non-competition, confidentiality and other restrictive covenant arrangements.

We look forward to working together.

Sincerely,

/s/Dr. Ismail Kola
Dr. Ismail Kola
Chairman of the Board of Directors
Athersys, Inc.
Accepted by:

/s/Daniel Camardo
Daniel Camardo
Athersys, Inc. 3201 Carnegie Avenue, Cleveland, Ohio 44115-2634 Phone 216.431.9900 Fax 216.361.9495